EXHIBIT 21.

AMC ENTERTAINMENT INC. AND SUBSIDIARIES (AND JURISDICTION OF ORGANIZATIONS)

AMC ENTERTAINMENT INC., (Delaware)

American Multi-Cinema, Inc., (Missouri)

AMC Entertainment International, Inc., (Delaware)

AMC Entertainment International Limited, (United Kingdom)

AMC Entertainment EspaZa S.A. (Spain)

Actividades Multi-Cinemas E Espectaculos, LDA (Portugal)

AMC Theatres of U.K. Limited, (United Kingdom)

AMC Europe S.A., (France)

Japan AMC Theatres, Inc. (Japan)

AMC Sweden Theatres AB (Sweden)

National Cinema Network, Inc. (Delaware)

National Cinema Network of Canada, Inc. (Canada-Nova Scotia)

AMC Realty, Inc. (Delaware)

Centertainment, Inc. (Delaware)

Centertainment Development, Inc. (Delaware)

Centertainment Bev Holdings, LLC (Delaware)

Burbank Entertainment Village, L.L.C. (Delaware)

AMC License Corp. (Delaware)

AMCPH Holdings, Inc. (Missouri)